Exhibit 99.1

CEO QUARTERLY REPORT

Dear Stockholders,

Welcome to the CEO Quarterly Report, which includes a summary of the company performance information included in our quarterly Form 10-Q filing.  As part of an updated communication approach for our stockholder program, we have created a dedicated stockholder website, at www.CH2MStockholder.com, where we will post this report each quarter going forward.

In the third quarter of 2014, several of CH2M HILL’s markets and regions posted strong project and financial performance, accompanied by new project wins.  However, our overall company performance was affected this quarter by three large Engineering-Procurement-Construction (EPC) projects in the Energy and Transportation markets.  We are taking aggressive action to limit losses and recover costs from these impacted EPC projects.

Strong performance in our Water and Environment and Nuclear markets have helped to offset a portion of these losses.  We are, however, recording a net loss for the third quarter of $131 million, and effective November 24, 2014, the Board of Directors established the price of our common stock at $45.93 per share.

In September 2014, the company announced its restructuring efforts to gain operational efficiencies, including reduction of about 5% of the global workforce (approximately 1,200 staff).  We also outlined other measures aimed at reducing risk, improving operations and creating more opportunities for profitable growth.

We expect to return to strong and profitable financial performance in 2015 based on our restructuring efforts, improved operational efficiency and continued focused growth in our core markets.

The Company’s leadership team remains dedicated to improved performance, and optimistic about the future.

Jacqueline Hinman, Chairman and CEO
CH2M HILL Companies, Ltd.

Third Quarter Financial Results

Revenue

Our gross revenue for the third quarter of 2014 was $1.4 billion.  This represents a decrease of $50.1 million, or 3% as compared to the same quarter in 2013.  Similar to our first and second quarter revenue results, this decrease was caused by a decline in our Energy market due to the completion of three domestic design-build power plant projects and several Canadian construction projects in 2013 for which revenue was not replaced in 2014.  These revenues have not been replaced due to a strategic decision to exit the power EPC business after incurring significant losses on fixed price, design build power projects and not finding opportunities that have commercial terms acceptable to us for our project portfolio.

The decline in revenue in the Energy market was partially offset by increased revenue in our Environmental and Nuclear market as a result of the TERA acquisition completed earlier in 2014.

Operating Income/Loss

For the third quarter, we incurred a net loss of $131.2 million, as compared to net income of $33.7 million for the same quarter in 2013.  In addition to the impact that lower revenue volumes had on our earnings during the quarter, operating income was also negatively affected by activity in the following three major areas:

1.              Project losses

Three projects incurred significant losses in the third quarter, totaling $132.7 million, as follows:

•                  We are involved in a power project in Australia through a consolidated 50/50 joint venture partnership with an Australian construction contractor.  Due to a variety of project and client-related issues, design changes and delays, we recorded an estimated total project loss that negatively affected our operating income by $170.0 million, which represents the joint venture’s total estimated loss at completion. $85.0 million represents our proportionate share of the project loss reported in our net loss for the quarter.

•                  We experienced significant cost growth on a transportation fixed-price contract to design and construct roadway improvements in the southern United States, caused by design and engineering changes from the original estimate as well as schedule delays.  As a result of these changes in cost estimates, operating income was reduced by $38.7 million in this quarter.

•                  In the first quarter, we experienced significant cost growth on a fixed-price contract within our Energy market to design and construct a new power generation facility in the northeastern United States.  The additional costs included costs related to a substantial decline in union labor productivity, poor subcontractor performance, the impacts of related schedule delays and severe weather in the northeastern United States.  These additional costs resulted in a decrease of gross margin of $52.5 million in the first quarter of 2014, and an additional loss of $9.0 million recorded during the third quarter of 2014.

Management is aggressively pursuing the recovery of cost and schedule delays on these projects and intends to seek recovery of a portion of the losses. It is possible that estimated costs at completion on these projects could continue to increase.

2.              Restructuring costs

In September 2014, we announced that we were beginning to execute certain restructuring activities in order to achieve important business objectives, including reducing overhead costs, enhancing client service, improving efficiency, reducing risk, creating more opportunity for profitable growth, and providing more long-term value for our stockholders.  These restructuring plans include such items as a voluntary retirement program, workforce reductions, facilities consolidations and evaluation of certain lines of business.  During the quarter ended September 30, 2014, we incurred $3.1 million for restructuring activities related primarily to severance costs for employees notified and terminated in the third quarter.  We expect these activities to continue into the fourth quarter of 2014 and into 2015 and therefore expect to incur material additional restructuring costs over this period.  We expect the activities to have aggregated costs of approximately $120.0 million and result in annualized cost savings of $100.0 to $120.0 million.

3.              Impairment charges

Related to the restructuring, we were required to reassess the fair value of goodwill and intangible assets acquired in prior acquisitions in all of our businesses.  Based on this review, we determined that the fair market value of certain of our businesses was lower than their carrying value. Therefore, we reduced the value of our goodwill and intangible assets by taking an impairment charge of $73.3 million related to assets acquired in prior acquisitions in our Power reporting unit within our Energy market and our Industrial and Advanced Technology and Urban Programs reporting units within our Facilities and Urban Environments market.  Additional review will be completed in the fourth quarter of 2014 and could result in additional adjustments.

Excluding the restructuring costs of $2.1 million after-tax and the impairment charges on goodwill and intangible assets of $60.8 million after-tax, our net loss for the quarter would have been $68.3 million.

Additional Information

As previously reported in our Form 12b-25 filed with the SEC on November 10, 2014, the Audit Committee of our Board of Directors retained independent outside legal counsel to assist the Audit Committee in reviewing whether accounting errors may have occurred with respect to the timing of the recognition of cost overruns on certain fixed-price construction projects in our Energy market that were reported in our Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.  Specifically, the Audit Committee, assisted by its legal counsel, and management independently evaluated whether such accounting errors occurred and, if so, whether such errors (i) caused any previously issued quarterly or annual financial statements for the periods from January 1, 2013 through June 30, 2014 to be materially misstated, or (ii) changed management’s assessment of the effectiveness of CH2M HILL’s internal controls over financial reporting as of December 31, 2013.

The Audit Committee investigation focused on two accounting-related issues: (i) the timing of, and controls related to, the recognition as of March 31, 2014 of estimated costs at completion and project risk contingency on a fixed-price power plant construction project in the northeastern United States; and whether certain estimated costs at completion and project risk contingency should have been reported in the accounting records for that project as of December 31, 2013; and (ii) concerns raised by a former employee concerning the recognition of estimated costs at completion on a fixed-price power plant construction project in Australia.  The Audit Committee with the assistance of outside legal counsel concluded its investigation and presented the results of the investigation to our independent registered public accounting firm and our management.

Upon review of the results of the Audit Committee investigation noted above, the Audit Committee and management, with the assistance of independent outside legal counsel, determined that the previously issued quarterly or annual financial statements for the periods from January 1, 2013, through June 30, 2014 do not contain any material misstatements.  Additionally, in light of the circumstances that led to the decision to conduct an independent investigation, and being briefed by the Audit Committee and its independent outside legal counsel on the findings of the investigation, management re-evaluated the effectiveness of internal control over financial reporting as of December 31, 2013, and the effectiveness of disclosure controls and procedures for the periods ending March 31, 2014 and June 30, 2014, and concluded that internal controls and disclosure controls were effective as of those dates.

Financial Highlights

Consolidated Statements of Income (USD in thousands, except per share data)

	For the Three Months Ended September 30,
	2014	2013
Gross revenue	$1,422,537	$1,472,603
Equity in earnings of joint ventures and affiliated companies	11,909	15,729
Operating expenses:
Direct cost of services and overhead	(1,336,770)	(1,168,896)
General and administrative	(259,267)	(262,585)
Impairment losses on goodwill and intangibles	(73,312)	—
Operating (loss) income	(234,903)	56,851
Other income (expense):
Interest income	131	313
Interest expense	(4,792)	(3,140)
(Loss) income before provision for income taxes	(239,564)	54,024
Benefit (provision) for income taxes	25,827	(17,630)
Net (loss) income	(213,737)	36,394
Less: Loss (income) attributable to noncontrolling interests	82,495	(2,701)
Net (loss) income attributable to CH2M HILL	$(131,242)	$33,693
Net (loss) income attributable to CH2M HILL per common share:
Basic	$(4.69)	$1.14
Diluted	$(4.69)	$1.13
Weighted average number of common shares:
Basic	27,973,502	29,450,729
Diluted	27,973,502	29,704,466

Additional Information (in thousands):

	Sept. 30, 2014	Dec. 31, 2013
Balance Sheet Information:
Cash, cash equivalents and available-for-sale securities	$178,855	$295,335
Total debt	$519,263	$391,122

2014 and 2015 Outlook

For 2014 we expect revenue to be approximately $5.6 billion, down 5% from 2013, and the net loss to be in the range of $45 million to $65 million, excluding restructuring and impairment charges. Net income in 2013 was $118 million.

Our initial view of 2015 is for revenue in the same range as 2014 with substantially improved net income more in line with past performance as a result of the recent restructuring actions, improved operational efficiency, and the expectation that we will have fewer projects in a loss position in 2015.

Stock Price

Effective November 24, 2014, the Board of Directors established the price of the CH2M HILL common stock at $45.93 per share.  This price is a 23.7% decrease from the price of CH2M HILL common stock that was set by the CH2M HILL Board of Directors on August 15, 2014.

The next trade date on CH2M HILL’s internal market is December 16, 2014. Those eligible participants who wish to buy or sell CH2M HILL common stock on this trade date will need to notify our broker, Neidiger, Tucker and Bruner, Inc. (“NTB”), no later than December 5, 2014.  All eligible participants will receive detailed information about the trade date and how to participate directly from NTB.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

To supplement our consolidated financial statements, which are presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of net loss attributable to CH2M HILL and net loss per diluted common share attributable to CH2M HILL adjusted to exclude or deduct certain costs, charges or expenses.  CH2M HILL management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.  CH2M HILL management also believes that these non-GAAP financial measures enhance the ability of investors to analyze CH2M HILL’s business trends and to understand CH2M HILL’s performance.  Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.  A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended September 30, 2014
	As Reported	Adjustment (A)	Non-GAAP
	(In millions, except per share amounts)
Net loss attributable to CH2M HILL	$(131.2)	$62.9	$(68.3)

Net loss per diluted common share attributable to CH2M HILL	$(4.69)	$2.25	$(2.44)

(A)                               Adjustments relate to costs incurred in connection with activities resulting from our restructuring plan announced in the third quarter of 2014 and include after tax charges of $2.1 million (or $0.08 per diluted share) related to employee termination costs (primarily severance costs) and after-tax charges of $60.8 million (or $2.17 per diluted share) from impairment charges on our goodwill and intangible assets related to the rationalization of our Power, Industrial and Advanced Technology and Urban Programs reporting units.

Forward-Looking Statements

CH2M HILL is committed to keeping you informed about the company’s financial position and the state of our business. This report contains “forward-looking statements,” as that term is defined in U.S. Federal and certain foreign securities regulations, including information related to our anticipated future operational and financial results, business strategies, client market segment concerns, and growth opportunities.

Although CH2M HILL’s management believes that its expectations are based on reasonable assumptions, these assumptions are subject to a wide range of business, regulatory, technical, legal, and other unforeseen risks (explained in detail in CH2M HILL’s Prospectus and European Prospectus), which may cause actual results to differ materially from those stated or implied by these forward-looking statements. This communication should be read in conjunction with all the other information included in our most current Prospectus and European Prospectus, which are filed with the U.S. Securities and Exchange Commission (SEC) and the U.K. Financial Conduct Authority (FCA), respectively, and, for our stockholders outside of the U.S. and the European Union, similar documents filed with local securities regulators, where required. You should also read our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which include a list of factors which could cause actual operational and financial results to differ from those expected. For information about the price of CH2M HILL stock, please view our most recent Form 8-K. All required documents are filed with the SEC and other regulators from time to time and are available via the stockholder website and on the SEC website.